Exhibit 4.1

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 510,000,000 shares, consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of October 23, 2026, there were 51,911,702 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. The Common Stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and is listed on the NYSE American under the symbol “UMAC”.

The following description summarizes the material terms of our capital stock. It does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles”), and our Bylaws, as amended (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”). We encourage you to read the Articles, the Bylaws and the applicable provisions of the NRS for additional information.

Common Stock

Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting power of the outstanding shares entitled to vote in any election of directors can elect all of the directors standing for election. The holders of one-third of the aggregate voting power of the outstanding shares of all classes of voting stock entitled to vote, present in person or represented by proxy, constitute a quorum at a meeting of stockholders. If a quorum is present, directors are elected by a plurality of the votes cast, and, except as otherwise required by the NRS, all other matters are decided by the affirmative vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote on the matter. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn the meeting from time to time to a date within 60 days from the record date.

Dividend Rights. Subject to the preferential rights of holders of any outstanding series of Preferred Stock, holders of Common Stock are entitled to share equally and ratably in dividends and other distributions in cash, stock or property, when, as and if declared by our Board of Directors out of assets or funds legally available therefor. Distributions are subject to the limitations of the NRS.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of Common Stock are entitled to share equally and ratably in our assets and funds remaining available for distribution to stockholders after payment of, or provision for, our debts and other liabilities and subject to the liquidation preferences of any outstanding Preferred Stock.

Other Rights and Preferences. Holders of Common Stock have no preemptive, subscription, conversion or exchange rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. There are no provisions in the Articles or Bylaws discriminating against any existing or prospective holder of Common Stock as a result of such holder owning a substantial amount of Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that our Board of Directors may designate and issue in the future. All outstanding shares of Common Stock are fully paid and nonassessable.

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Preferred Stock

Our Board of Directors is authorized, without further action by our stockholders, to issue shares of Preferred Stock from time to time in one or more series and, with respect to each series, to fix by resolution the designation and number of shares of the series and the voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, to the fullest extent permitted by the NRS. No shares of Preferred Stock are currently outstanding. The issuance of Preferred Stock could adversely affect the voting power, dividend rights and liquidation rights of holders of Common Stock, and could have the effect of delaying, deferring or preventing a change in control of the Company without further action by our stockholders.

Limitation of Liability

The liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Special Stockholders Meetings

Subject to the rights of the holders of any series of Preferred Stock, and unless otherwise prescribed by law or the Articles, special meetings of stockholders may be called only by our Chief Executive Officer, the Chairman of the Board of Directors or our President, and must be called by the Chief Executive Officer or the Secretary upon the written request of a majority of the members of the Board of Directors (whether or not any vacancies then exist). Stockholders are not permitted to call a special meeting. Business transacted at a special meeting is limited to the purposes stated in the notice of the meeting and such additional matters as the chairman of the meeting rules to be relevant to those purposes. The Board of Directors designates the place of any meeting of stockholders and, absent a designation, the meeting will be held at our principal office. These provisions may have the effect of delaying, deferring or preventing stockholder action and a change in control of the Company.

Other Provisions of the Articles and Bylaws

Board of Directors. The Articles provide that the Board of Directors consists of not less than three and not more than nine directors, with the exact number fixed from time to time by resolution of the Board of Directors. Any vacancy or newly created directorship may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Directors may be removed by stockholders only at an annual meeting or a special meeting called for that purpose, and only by the affirmative vote of the holders of two-thirds of the voting power of all shares entitled to vote at the meeting.

Advance Notice; Action by Written Consent. The Bylaws establish advance notice procedures for stockholder nominations of directors and stockholder proposals, which generally require written notice to our Secretary not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding annual meeting. Any action that may be taken at a meeting of stockholders may be taken without a meeting by written consent of the holders of at least a majority of the voting power, or such greater proportion as would be required for the action at a meeting.

Amendment of Bylaws. The Board of Directors may adopt, amend, alter or repeal the Bylaws without stockholder action. Stockholders may also adopt, amend, alter or repeal the Bylaws by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding voting stock entitled to vote generally in the election of directors, voting together as a single class.

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Anti-Takeover Provisions of Nevada Law

Combinations with Interested Stockholders. NRS 78.411 to 78.444, inclusive, generally prohibit a Nevada corporation with 200 or more stockholders of record from engaging in specified business combinations with an “interested stockholder” (generally, a person that, together with its affiliates and associates, beneficially owns, or within the prior two years did own, 10% or more of the voting power of the corporation’s outstanding voting shares) for two years after the person first becomes an interested stockholder, unless the combination or the transaction by which the person became an interested stockholder is approved by the board of directors in advance, or the combination is approved by the board and by the affirmative vote of holders of at least 60% of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates. As permitted by NRS 78.434, the Articles provide that we have elected not to be governed by NRS 78.411 to 78.444, inclusive. Accordingly, these provisions do not apply to us.

Acquisition of Controlling Interest. NRS 78.378 to 78.3793, inclusive, apply to an “issuing corporation,” generally a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, and that does business in Nevada directly or through an affiliated corporation. If applicable, an acquiring person that acquires a “controlling interest” (one-fifth or more, one-third or more, or a majority of the voting power in the election of directors) may be denied voting rights with respect to the shares acquired unless those rights are approved by holders of a majority of the voting power of the corporation, excluding interested shares. We do not currently meet the definition of an issuing corporation and have not opted out of these provisions in the Articles or Bylaws; these provisions may apply to us in the future.

Exclusive Jurisdiction and Venue

Nevada Courts. The Articles provide that the Articles and the internal affairs of the Company shall be governed by and interpreted under the laws of the State of Nevada, excluding its conflict of laws principles. Unless the Company consents in writing to the selection of an alternative forum, the Courts located in Clark County, Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company (except to the extent that the Exchange Act provides otherwise), (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS, the Articles or the Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

United States District Court. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”).

Venue. The Articles further provide that the United States District Court for the District of Nevada will be the exclusive venue for any cause of action arising under the Securities Act or the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing forum provisions.

Transfer Agent and Registrar

Equity Stock Transfer is the transfer agent and registrar in respect of the Common Stock.

The foregoing description of our capital stock does not purport to be a complete legal description and is qualified in its entirety by reference to the Articles and the Bylaws, each of which has been filed with the Securities and Exchange Commission, and to the applicable provisions of the NRS.

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